UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No._)

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Filed by a party other than the Registrant ☐

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☐ Soliciting Material under §240.14a-12

SOUND FINANCIAL BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2400 3rd Avenue, Suite 150
Seattle, Washington 98121
(206) 448-0884

April 18, 2024

Dear Fellow Shareholder:
On behalf of the Board of Directors and management of Sound Financial Bancorp, Inc., I cordially invite you to attend our 2024 Annual Meeting of Shareholders. The meeting will be held at 10:00 a.m., Pacific Time, on May 29, 2024, at our executive offices, located at 2400 3rd Avenue, Suite 150, Seattle, Washington.
The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. An important part of the Annual Meeting is the shareholder vote on corporate business items. I urge you to exercise your rights as a shareholder to vote and participate in this process. At the Annual Meeting, I will present management’s report to you on Sound Financial Bancorp, Inc.’s 2023 financial and operating performance.
We encourage you to carefully review this year’s notice and proxy statement which contain important information about the proxy voting and the business to be conducted at the annual meeting. Please vote your shares by proxy as soon as possible by telephone, online or mail. Every shareholder vote is important, and we want to ensure that your shares are represented at the meeting. Your prompt response will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the meeting. Returning the proxy card by mail or voting telephonically or electronically prior to the meeting does NOT deprive you of your right to attend the meeting or to vote your shares in person at the meeting.
Your Board of Directors and management are committed to the continued success of Sound Financial Bancorp, Inc. and the enhancement of the value of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.
Sincerely,
/s/ Laura Lee Stewart
Laura Lee Stewart
President and Chief Executive Officer

SOUND FINANCIAL BANCORP, INC.
2400 3rd Avenue, Suite 150
Seattle, Washington 98121
(206) 448-0884

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 29, 2024

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Sound Financial Bancorp, Inc. will be held as follows:

TIME            Wednesday, May 29, 2024, at 10:00 a.m., Pacific Time

PLACE    Sound Community Bank
2400 3rd Avenue, Suite 150
Seattle, Washington

BUSINESS    (1)    Election of three directors of Sound Financial Bancorp, Inc.
(2)    Advisory (non-binding) vote on executive compensation.
(3)    Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.
(4)    Ratification of the appointment of Moss Adams, LLP as Sound Financial Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

RECORD DATE    Holders of record of Sound Financial Bancorp, Inc. common stock at the close of business on March 28, 2024, are entitled to receive this Notice and to vote at the annual meeting, or any adjournment or postponement thereof.

PROXY VOTING    It is important that your shares be represented and voted at the annual meeting. To ensure that your shares are represented at the meeting, please take the time to vote by Internet or telephone or by mailing a completed proxy card as soon as possible. Regardless of the number of shares you own your vote is very important. Please act today.

                            BY ORDER OF THE BOARD OF DIRECTORS

/s/ Laura Lee Stewart
                            Laura Lee Stewart
                            President and Chief Executive Officer
Seattle, Washington
April 18, 2024

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting To Be Held on May 29, 2024.

Sound Financial Bancorp Inc.’s proxy statement, Annual Report on Form 10-K and electronic proxy card are available on the Internet at https://www.proxyvote.com.

You are encouraged to review all of the information contained in the proxy statement before voting.

2400 3rd Avenue, Suite 150
Seattle, Washington 98121
(206) 448-0884

PROXY STATEMENT

INTRODUCTION

    The Board of Directors of Sound Financial Bancorp, Inc. is using this proxy statement to solicit proxies from the holders of common stock of Sound Financial Bancorp, Inc. for use at our upcoming annual meeting of shareholders. The annual meeting of shareholders will be held at 10:00 a.m., Pacific Time on Wednesday, May 29, 2024, at our executive offices located at 2400 3rd Avenue, Suite 150, Seattle, Washington. We strongly recommend that you vote your shares in advance of the annual meeting even if you plan to attend the meeting.
At the meeting, shareholders will be asked to vote on four proposals, which are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. Sound Financial Bancorp, Inc. is referred to in this proxy statement from time to time as “Sound Financial Bancorp,” the “Company,” “we,” “us” or “our.” Certain of the information in this proxy statement relates to Sound Community Bank, a wholly owned subsidiary of the Company, which is referred to in this proxy statement from time to time as the “Bank.”
By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company’s Board of Directors to represent you and vote your shares at the annual meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the annual meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the annual meeting. This proxy statement and the accompanying materials are first being made available to shareholders on or about April 18, 2024.
Your vote is important. You may vote your shares by Internet or telephone. You also may vote by sending a completed proxy card by regular mail or by submitting a ballot in person at the Annual Meeting. Whether or not you plan to attend the meeting, please read the proxy statement and vote your shares by Internet or telephone or by sending a completed proxy card by regular mail as promptly as possible. This will ensure that your shares are represented at the meeting.

    INFORMATION ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, shareholders will be asked to vote on the following proposals:
Proposal 1. Election of three directors of Sound Financial Bancorp, each for a three-year term.
Proposal 2. Advisory (non-binding) vote on executive compensation.
Proposal 3.    Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.
Proposal 4. Ratification of the appointment of Moss Adams, LLP as Sound Financial Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
Shareholders also will transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting. As of the date of this proxy statement, the Board of Directors knows of no other business to be presented at the meeting. If any other proposal properly comes before the shareholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment. Members of our management team will be present at the annual meeting to respond to appropriate questions from shareholders.
How does the Board of Directors recommend I vote on the proposals?
The Board of Directors recommends that you vote:

•	FOR the election of the three director nominees named in this proxy statement.
•	FOR the advisory vote on executive compensation.
•	For 1 YEAR on the frequency of future advisory votes on executive compensation.
•	FOR ratification of the appointment of Moss Adams, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.
Who can vote at the annual meeting?
The record date for the annual meeting is March 28, 2024. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the annual meeting. The only class of stock entitled to be voted at the annual meeting is the common stock of the Company. Each outstanding share of common stock is entitled to one vote for each matter before the annual meeting; provided, however, that pursuant to Section D of Article 5 of the Company’s charter, no shareholder who beneficially owns more than ten percent of the shares of our common stock outstanding as of that date may vote shares in excess of this limit. At the close of business on the record date, there were 2,558,546 shares of common stock outstanding.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.
Can I attend the annual meeting?
If you are a shareholder as of the close of business on March 28, 2024, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker, are examples of proof of ownership. If you want to vote your shares of Sound Financial Bancorp common stock held in street name in person at the meeting, you must get a written proxy in your name from the broker, bank or other nominee who holds your shares.

What are the quorum and vote requirements?
The annual meeting will be held only if there is a quorum. A quorum exists if the holders of at least one-third of the outstanding shares of common stock entitled to vote, represented in person or by proxy, are present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
Directors are elected by a plurality of the votes cast. Votes may be cast for or withheld from a nominee. Votes that are withheld and broker non-votes will have no effect on the election of the director nominees.
The advisory vote on executive compensation and the ratification of the appointment of Moss Adams, LLP each requires the affirmative vote of a majority of the votes cast on the matter. Shareholders may vote for or against these proposals or abstain from voting on these proposals. Abstentions and broker non-votes will not be counted as votes cast on these proposals and, accordingly, will have no effect on these proposals.
With respect to the frequency of future advisory votes on executive compensation, the choice receiving the greatest number of votes will be the frequency that shareholders will be deemed to have approved. Shareholders may vote for a frequency of every 1 Year, 2 Years or 3 Years or abstain from voting on this proposal. Abstentions and broker non-votes will have no effect on this proposal.

How can I obtain a paper copy of this proxy statement, the proxy card and the Annual Report to Shareholders?
If you would like to request a paper or email copy of the proxy material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your Shareholder Control Number, which was printed at the bottom of the April 18, 2024 Notice of Meeting and Availability of Proxy Materials, in the subject line. Unless requested, you will not otherwise receive a paper or email copy.
How do I vote?
If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by:
Internet. To vote by Internet, have your Shareholder Control Number from the Notice of Meeting and Availability of Proxy Materials dated April 18, 2024, in hand; go to https://www.proxyvote.com; and follow the instructions for voting on-line. The deadline for voting by Internet is 11:59 p.m. Eastern Time on May 28, 2024.
Telephone. To vote by phone, have your Shareholder Control Number from the Notice of Meeting and Availability of Proxy Materials dated April 18, 2024, in hand; call the toll-free phone number 800-690-6903; and follow the instructions for voting. The deadline for voting by phone is 11:59 p.m. Eastern Time on May 28, 2024.
Mail. To vote by mail, request a paper copy of the proxy card and related materials, as noted in the response to the previous question. Then properly complete and sign the proxy card and return it in the return envelope provided in a timely manner. The mailed card must be received by the Company before the start of the annual meeting to be voted.
In person at the annual meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy form from the named holder of your shares indicating that you were the beneficial owner of those shares on the record date for voting at the annual meeting.

Can I change my vote after I submit my proxy?
You may revoke your proxy at any time before the vote is taken at the annual meeting. If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:
•signing another proxy with a later date;
•voting by telephone or on the Internet -- your latest telephone or Internet vote will be counted;
•giving written notice of the revocation of your proxy to the Secretary of Sound Financial Bancorp, Inc. prior to the annual meeting; or
•voting in person at the annual meeting. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy.
If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.
What if I do not specify how my shares are to be voted?
If you submit an executed proxy by Internet, phone or mail but do not indicate any voting instructions, your shares will be voted:
•FOR the election of the director nominees named in this proxy statement.
•FOR the advisory vote on executive compensation.
•For 1 YEAR on the frequency of future advisory votes on executive compensation.
•FOR the ratification of the appointment of Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
What if my shares are held in “street name” by a broker?
If your shares are held in “street name” by a broker, your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to any “non‑discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. You broker will provide information to you indicating how you can forward voting instructions and whether you can forward them by Internet, phone or mail.
What if my shares are held in Sound Financial Bancorp’s employee stock ownership plan?
If you participate in the Sound Financial Bancorp Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the ESOP, each participant is entitled to instruct the trustee of the plan how to vote the shares of common stock allocated to the participant's ESOP account. If a participant properly executes the voting instruction form distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions. Where properly executed voting instruction forms are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares “FOR” the election of the director nominees named in this proxy statement, “FOR” the advisory vote on executive compensation, for “1 YEAR” on the frequency of future advisory votes on executive compensation and “FOR” the ratification of the appointment of Moss Adams, LLP. If a participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her ESOP account, the trustee will vote such shares “FOR” the election of the director nominees named in this proxy statement, “FOR” the advisory vote on executive compensation, “1 YEAR” on the frequency of future advisory votes on executive compensation and “FOR” the ratification of the appointment of Moss Adams, LLP. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Sound Financial Bancorp common stock held by the ESOP in the same proportion as shares for which it has received timely voting instructions.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table shows, as of March 28, 2024, the voting record date, the beneficial ownership of the Company’s common stock by:

(1)     any persons or entities known by management to beneficially own more than 5% of the outstanding shares of Sound Financial Bancorp’s common stock;
(2)     each director and director nominee of Sound Financial Bancorp;
(3)     each executive officer of Sound Financial Bancorp named in the 2023 Summary Compensation Table; and
(4)     all of the directors, director nominees, and executive officers of Sound Financial Bancorp as a group.
An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Sound Financial Bancorp. The address of each of the beneficial owners, except where otherwise indicated, is Sound Financial Bancorp’s address. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”).
As of March 28, 2024, there were 2,558,546 shares of Sound Financial Bancorp common stock issued and outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock Outstanding(1)
Greater than 5% Beneficial Owners
Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value Partners VII, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, the “Stilwell Group”) 111 Broadway, 12th Floor, New York, NY 10006	410,019	(2)	16.0%
FJ Capital Management LLC, Financial Opportunity Fund LLC, Financial Hybrid Opportunity Fund LLC, Financial Hybrid Opportunity SPV I LLC and Martin Friedman (collectively, the “FJ Group”) 1313 Dolley Madison Blvd, Ste 306, McLean, VA 22101	203,574	(3)	8.0%
Sound Financial Bancorp, Inc. Employee Stock Ownership Plan	169,647		6.6%
AllianceBernstein L.P. 501 Commerce Street, Nashville, TN 37203	140,892	(4)	5.5%

Directors, Director Nominees, and Executive Officers of Sound Financial Bancorp
Tyler K. Myers, Chairman of the Board	48,380	(5)	1.9%
David S. Haddad, Jr., Vice Chairman of the Board	20,071	(6)	*
Laura Lee Stewart, Director, President and Chief Executive Officer	102,767	(7)	4.0%
Robert F. Carney, Director	12,460	(8)	*
Debra Jones, Director and Director Nominee	28,586	(9)	1.1%
Corissa B. Porcelli, Director Nominee	—	(10)	*
Rogelio Riojas, Director and Director Nominee	37,277	(11)	1.5%
James E. Sweeney, Director	20,371	(12)	*
Wesley (Wes) Ochs, Executive Vice President/Chief Strategy and Financial Officer	21,115	(13)	*
Heidi Sexton, Executive Vice President/Chief Operating Officer	37,177	(14)	1.4%
Directors, director nominees and executive officers of Sound Financial Bancorp as a group (10 persons)	328,204	(15)	12.6%

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.
(2)
Based on Schedule 13D/A filed with the SEC on February 15, 2024, by the Stilwell Group, pursuant to which each member of the Stilwell Group reported shared voting and dispositive power over the Company’s shares.

(3)	Based on Schedule 13G/A filed with the SEC on February 8, 2023 by the FJ Group, pursuant to which each member of the FJ Group reported shared voting and dispositive power over the Company’s shares.
(4)	Based on Schedule 13G filed with the SEC on February 14, 2024 by AllianceBernstein L.P., pursuant to which it reported sole voting and dispositive power over the Company’s shares.
(5)
Includes 21,430 shares held in Mr. Myers’ 401(k) account and 4,371 shares held in a partnership, in which he is a partner. Also includes 1,000 shares in UTMA accounts for Mr. Myers’ daughter, of which he is trustee. In addition, includes options to acquire 1,070 shares over which Mr. Myers has no voting or dispositive power and 400 restricted shares over which Mr. Myers has sole voting power and no dispositive power.

(6)
Includes 14,138 shares held in an IRA account. Also includes options to acquire 1,932 shares over which Mr. Haddad has no voting or dispositive power and 400 restricted shares over which Mr. Haddad has sole voting power and no dispositive power.

(7)
Includes 18,034 shares in Ms. Stewart’s 401(k) Plan account and 14,408 shares allocated to Ms. Stewart in the ESOP. In addition, includes options to acquire 13,734 shares over which Ms. Stewart has no voting or dispositive power and 643 restricted shares over which she has sole voting power and no dispositive power.

(8)	Includes options to acquire 1,932 shares over which Mr. Carney has no voting or dispositive power and 400 restricted shares over which Mr. Carney has sole voting power and no dispositive power.
(9)	Includes options to acquire 1,070 shares over which Ms. Jones has no voting or dispositive power and 400 restricted shares over which Ms. Jones has sole voting power and no dispositive power.
(10)	Ms. Porcelli is the Director of Research at the Stilwell Group. See footnote (2) above.
(11)	Includes options to acquire 1,070 shares over which Mr. Riojas has no voting or dispositive power and 400 restricted shares over which Mr. Riojas has sole voting power and no dispositive power.
(12)	Includes options to acquire 1,070 shares over which Mr. Sweeney has no voting or dispositive power and 400 restricted shares over which Mr. Sweeney has sole voting power and no dispositive power.
(13)
Includes 750 shares in Mr. Ochs’ 401(k) account and 7,710 shares allocated to Mr. Ochs in the ESOP. Includes options to acquire 6,310 shares over which Mr. Ochs has no voting or dispositive power and 2,015 restricted shares over which he has sole voting power and no dispositive power.

(14)
Includes 2,264 shares in Ms. Sexton’s 401(k) account and 9,646 shares allocated to Ms. Sexton in the ESOP. Includes options to acquire 10,110 shares over which Ms. Sexton has no voting or dispositive power and 2,015 restricted shares over which she has sole voting power and no dispositive power.

(15)
Includes shares held by current directors, director nominees and executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes options to acquire 38,298 shares over which the individuals have no voting or dispositive power and 7,073 shares of restricted stock over which they have sole voting power and no dispositive power.

PROPOSAL 1 - ELECTION OF DIRECTORS
Sound Financial Bancorp’s Board of Directors is currently composed of seven members, each of whom is also a director of Sound Community Bank. Pursuant to the Company’s charter, the directors are divided into three classes, as nearly equal in number as reasonably possible, with approximately one-third of the directors elected annually.
The following table sets forth certain information regarding the composition of Sound Financial Bancorp’s Board of Directors, including each director’s term of office. The Sound Financial Bancorp Board of Directors, acting on the recommendation of the Nominating Committee, has recommended and approved the nomination of Debra Jones, Rogelio Riojas and Corissa B. Porcelli to serve as directors for a term of three years to expire at the annual meeting of shareholders to be held in 2027.
Joseph Stilwell serves as the managing member of Stilwell Value LLC, the general partner of several funds (referred to as the “Stilwell Funds”), which represent the largest shareholder of the Company. Mr. Stilwell and the Stilwell Funds have filed multiple amended Schedule 13Ds with the SEC, expressing their intention to pursue representation on the Company’s Board of Directors. In discussions with Laurie Stewart, President and Chief Executive Officer of the Company, Mr. Stilwell expressed his preference for Corissa Porcelli to be nominated as a director of the Company at the 2024 annual shareholders' meeting. Consequently, the Nominating Committee of the Board of Directors thoroughly assessed Ms. Porcelli’s qualifications to serve as a director, conducting an interview to evaluate her background, expertise, and suitability for the role. Following this assessment, the Committee determined Ms. Porcelli to be suitably qualified for the position and recommended to the Board of Directors her nomination, alongside current directors Debra Jones and Rogelio Riojas, for election at the 2024 annual shareholders' meeting. As a result, the Board of Directors has expanded its size from seven members to eight members to accommodate Ms. Porcelli’s nomination.

It is intended that the proxies solicited on behalf of the Sound Financial Bancorp Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting “FOR” the election of each of the director nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendations of the Nominating Committee, may recommend. At this time, we know of no reason any director nominee might be unable to serve if elected. Except as disclosed in this proxy statement, there are no arrangements or understandings between any director nominee and any other person pursuant to which such director was selected. The Board of Directors unanimously recommends that you vote “FOR” the election of the director nominees whose names appear below.

Name	Age(1)	Positions With Sound Financial Bancorp	Director Since(2)	Term Expires
Director Nominees
Debra Jones	66	Director and Director Nominee	2005	2027(3)
Corissa B. Porcelli	37	Director Nominee	N/A	2027(3)
Rogelio Riojas	73	Director and Director Nominee	2005	2027(3)

Continuing Directors
Tyler K. Myers	61	Chairman of the Board	1993	2025
Robert F. Carney	76	Director	1984	2025
David S. Haddad, Jr.	75	Director	1990	2026
Laura Lee Stewart	74	President, Chief Executive Officer and Director	1990	2026
James E. Sweeney	74	Director	1986	2025

____________________
(1) At December 31, 2023.
(2) Includes years of service on the Board of Sound Community Bank (and its predecessor entity).
(3) If elected at the annual meeting.

Business Experience and Qualifications of Directors and Director Nominees
The business experience, for at least the past five years, of each director, and director nominee of Sound Financial Bancorp and the experience, qualifications, attributes, skills and areas of expertise of each director and director nominee that supports his or her service as a director are set forth below.
Debra Jones. Ms. Jones served as the Vice President of Administrative Services at Bellingham Technical College from August 2005 until her retirement in September 2014, where she was responsible for cash management, financial affairs, physical plant administration and strategic planning. Prior to joining the college, she served from September 2004 to May 2005 as Manager of Budget and Cash Management of Brown & Cole Stores, a retail grocer, and from 1998 to 2004 as Vice President of Administrative and Financial Services at Brown & Cole Stores. She is a certified public accountant and has served in chief financial officer positions for over 25 years, with responsibility for financial management, risk management and business administration. Her experience and expertise in the areas of accounting, finance and human resources are all valuable skills which she brings to our Board of Directors and as our “audit committee financial expert.”
Corissa B. Porcelli. Ms. Porcelli is the Director of Research for a group of private investment partnerships known as The Stilwell Group. She has extensive experience reviewing financial statements and analyzing and assessing the strengths and weaknesses of community banks. Since 2020, Ms. Porcelli has served and currently serves on the board of directors of Kingsway Financial Services Inc., a publicly traded company in the extended warranty and business services industries. She previously served as a director on the boards of the following community banks and their publicly traded holding companies until they were each acquired: Madison Bank of Maryland/MB Bancorp, Inc. (2018-2020); Sunshine Community Bank/Sunshine Financial, Inc. (2016-2018); Delanco Federal Savings Bank/Delanco Bancorp, Inc. (2017-2018); Fraternity Federal Savings and Loan Association/Fraternity Community Bancorp, Inc. (2014-2016); and Colonial Bank FSB/Colonial Financial Services, Inc. (2014-2015). Ms. Porcelli graduated from the University of Pennsylvania in 2008 with a Bachelor of Arts in Economics and Psychology and is a CFA® charterholder. Ms. Porcelli’s specialized professional experience analyzing community banks, her service as a director of several other community bank boards, and her comprehensive understanding of financial concepts and capital allocation make her well-qualified to serve as a director of Sound Financial Bancorp and Sound Community Bank.
Rogelio Riojas. Mr. Riojas is the Chief Executive Officer of Sea Mar Community Health Centers, a health care and social services organization serving low-income and underserved populations in Seattle and several counties in Washington. He has served in this position for over 45 years. Mr. Riojas has extensive management and administrative skills and experience in the heavily regulated healthcare industry, especially in our local community. He also has experience in compensation, personnel management and other human resource matters, which are valuable skills he brings to our Board of Directors.
Tyler K. Myers. Mr. Myers is the Chairman of the Boards of Directors of Sound Financial Bancorp and Sound Community Bank, and currently is the President and General Partner of The Myers Group, a conglomerate of retail businesses that are focused primarily on the grocery, hardware and fuel industries. Mr. Myers is responsible for overseeing the success and profitability of all Myers Group business and real estate operations. Mr. Myers has been with The Myers Group since 1978. Mr. Myers’ years of work with and running the Myers Group has provided him with strong leadership, management, financial and administrative skills, which together with his participation in our local business community for over 40 years brings knowledge of the local economy and potential business opportunities for Sound Community Bank.
Robert F. Carney. Mr. Carney is retired and previously served as the Director of Meat and Seafood Merchandising for Scolaris Food & Drug Company in Reno, Nevada, a position he held from February 2008 to July 2017. Prior to February 2008, he was Director of Meat and Seafood Merchandising for Brown & Cole Stores in Bellingham, Washington for six years. Mr. Carney has over 20 years of experience in management positions in the food industry, including 12 years of budgeting and profit generating responsibilities. He has an MBA from the University of Southern California and an undergraduate degree in economics and business. Mr. Carney has attended seminars on the credit union and banking business and has 38 years of experience on our Board, beginning when Sound Community Bank was a $25 million-in-assets credit union. Mr. Carney’s years of management experience, together with his educational training, has provided him with expertise in the areas of business operations, budgeting and financial management, which expertise is valuable to our organization.
David S. Haddad, Jr. Mr. Haddad is Vice Chairman of the Boards of Directors of Sound Financial Bancorp and Sound Community Bank. Prior to his retirement, Mr. Haddad was an Operations Manager at Cutter and Buck, a golf apparel company, from 1999 until 2003; a Senior Manager of Operations at Progressive International, a housewares wholesaler from 1995 until 1999; and a warehouse manager for Associated Grocers from 1982 until

1995. During Mr. Haddad’s years of service at the senior management level of these companies, his responsibilities included budgeting, personnel management, contract negotiations and control of capital expenditures. During his retirement, Mr. Haddad worked part time from 2004 until 2009 as a Customer Service Supervisor with Alaska Airlines. Mr. Haddad’s 32 years of service as a director of Sound Community Bank (including its predecessor credit union organization) provide him with a strong knowledge and understanding of the institution’s business and history. Mr. Haddad’s positions at the senior management level of various companies and as a Customer Service Supervisor for Alaska Airlines have provided him with strong leadership, interpersonal, management and administrative skills.
Laura Lee Stewart. Ms. Stewart is the President and Chief Executive Officer of Sound Community Bank and Sound Financial Bancorp. Prior to joining Sound Community Bank as its President in 1989, when it was a credit union, Ms. Stewart was Senior Vice President/Retail Banking at Great Western Bank. Ms. Stewart was selected as an inaugural member of the FDIC Community Bank Advisory Board and completed her term in 2011. In 2011, Ms. Stewart was appointed to the inaugural Consumer Financial Protection Bureau board and completed her term in 2013. She also served as Chair of the American Bankers Association’s (“ABA”) Government Relations Council and is the past Chair of the Washington Bankers Association. The American Banker magazine honored her as one of the top 25 Women to Watch in banking in 2011, 2015, 2016, 2017, 2018, 2022 and 2023, and as one of the most powerful women in Banking in 2019, 2020 and 2021. In 2016, Ms. Stewart was recognized as a Woman of Influence by the Puget Sound Business Journal. In 2018, she was named Community Banker of the Year by American Banker. Ms. Stewart also served as Chair of the National Arthritis Foundation’s board of directors as well as Chair of the board of directors of Woodland Park Zoo. Ms. Stewart completed her second term as a member of the Seattle Branch Board of Directors of the Federal Reserve Bank of San Francisco. In 2024, she joined the Head Office Board. She is also the only non-native Board member of the Jamestown Sklallan Community Development Financial Institution. In October 2019, Ms. Stewart was elected Chair of the ABA. In 2021, she was named as one of The Power 100 by the Puget Sound Business Journal. Her many years of service in all areas of financial institution operations and duties as President and Chief Executive Officer of Sound Financial Bancorp and Sound Community Bank bring a specialized knowledge of the financial, economic and regulatory challenges we face, and she is well-suited to keeping the Board informed on these matters.
James E. Sweeney. Mr. Sweeney is retired and previously served as a vice president of Vitamin Shoppe, Inc., a national health and wellness retailer based in North Bergan, New Jersey. Mr. Sweeney previously served as President and Chief Executive Officer of Super Supplements, Inc., a Pacific Northwest retail chain specializing in vitamins, health supplements and nutrition with stores in Washington, Oregon and Idaho, from June 2006 until its acquisition by Vitamin Shoppe in February 2013. Prior to his employment with Super Supplements, Mr. Sweeney was Managing Partner of Corporate Strategies and Development, LLC, a management consulting firm serving businesses in the Puget Sound area.  He brings general business, financial and risk management skills to Sound Community Bank and has experience guiding business entities during difficult business and economic cycles.  His participation in our local business community for over 40 years brings knowledge of the local economy and potential business opportunities for Sound Community Bank.
Business Experience of Executive Officers Who are Not Directors
The business experience, for at least the past five years, of each named executive officer who is not also a director of Sound Financial Bancorp is set forth below.
Wesley "Wes" Ochs. Mr. Ochs, age 45, currently serves as Executive Vice President and Chief Strategy/Financial Officer at Sound Community Bank and Sound Financial Bancorp. Mr. Ochs is responsible for developing, communicating, executing, and sustaining corporate strategic initiatives, and in November 2020, became responsible for the Bank’s economic forecasting, strategic planning and asset liability management functions. Mr. Ochs began his career at Sound Community Bank in April 2009 as a Commercial Loan Officer and was promoted to Senior Vice President Credit Administration Manager in 2015, and to Executive Vice President and Chief Strategy Officer in January 2020. In August 2021, Mr. Ochs was promoted to Chief Financial Officer, in addition to his role of Chief Strategy Officer. Mr. Ochs received his Bachelor of Arts degree in Economics, Finance and Education from Eastern Washington University, his Master of Business Administration degree in Accounting from the University of Phoenix and is a graduate of the Washington Bankers Association’s Executive Development Program and the Pacific Coast Banking School.
Heidi Sexton. Ms. Sexton, age 48, was appointed Executive Vice President and Chief Operating Officer of Sound Community Bank during 2018 and corporate secretary of Sound Financial Bancorp. Ms. Sexton is responsible for identification and mitigation of risk through oversight of the Enterprise Risk Management and Compliance Management functions. In addition, Ms. Sexton is responsible for Information Technology, Systems

Support and Operations, Project Management and Policies and Procedures. Ms. Sexton joined Sound Community Bank in 2007 and previously served as Vice President of Operations, managing deposit, electronic, and lending operations. Ms. Sexton received a Bachelor's of Arts in Accounting from the University of Wisconsin-Eau Claire.  She currently holds a number of professional certifications including Certified Internal Auditor, Certified Regulatory Compliance Manager and is a graduate of the Washington Bankers Association’s Executive Development Program and the Pacific Coast Banking School. Ms. Sexton is also a member of the CFPB Community Bank Advisory Council and ABA Compliance Administrative Committee. She serves on the Board of Financial Beginnings, a non-profit that provides youth to adult financial education programs at no cost.

Director Compensation
Directors of Sound Community Bank (excluding Laura Lee Stewart, the President and Chief Executive Officer of Sound Community Bank, who receives no separate compensation for her service as a director) receive compensation for their service on the Board of Directors of Sound Community Bank. They receive no separate compensation for their service on the Board of Directors of Sound Financial Bancorp. During 2023, our directors received an annual retainer fee of $33,960, plus $1,500 for each monthly board meeting attended. The directors are not paid additional fees for service on various board committees or special board meetings.
The following table provides compensation paid to, or earned by, each non-employee member of the Board of Directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total

Tyler K. Myers	$48,960	$8,026	$3,626	$212	$60,824
David S. Haddad, Jr.	48,960	8,026	3,626	212	60,824
Robert F. Carney	48,960	8,026	3,626	212	60,824
Debra Jones	48,960	8,026	3,626	212	60,824
Rogelio Riojas	48,960	8,026	3,626	212	60,824
James E. Sweeney	48,960	8,026	3,626	212	60,824
_________________________________

(1)
On January 27, 2023, each director named in the above table was awarded 200 shares of Company common stock, 25 percent of which vested immediately, with the remaining shares scheduled to vest in three equal annual installments commencing on January 27, 2024. Amounts reported in this column represent the aggregate grant date fair value of the January 27, 2023 restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation- Stock Compensation (“FASB ASC Topic 718”).  The grant date fair value amount is based on the per share closing price of the Company’s common stock on the date the award was made of $40.13. As of December 31, 2023, each of the directors named in the table held 287 unvested shares of restricted common stock.

(2)
On January 27, 2023, each director named in the above table was awarded an option to purchase 320 shares of Company common stock at an exercise price equal to the fair market value of the Company’s common stock on the grant date, with 25 percent of the options shares vesting immediately and the remaining option shares scheduled to vest in three equal annual installments commencing on January 27, 2024. The amounts reported in this column reflect the aggregate grant date fair value of the January 27, 2023 stock option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are included in Note 14 to the Consolidated Financial Statements contained in the Company’s 2023 Annual Report on Form 10-K filed with the SEC on March 21, 2024. As of December 31, 2023, total shares underlying stock options held by the directors named in the table were as follows: Myers - 1,310; Haddad - 2,172; Carney - 3,097; Jones - 990; Riojas - 1,310; and Sweeney - 1,310.

(3)	Represents dividends paid to the directors during 2023 on their unvested shares of restricted common stock.
With respect to the restricted stock and stock options discussed in the footnotes above, vesting accelerates in the event of the director’s death or disability or in connection with a change in control of Sound Financial Bancorp or the Bank. In the event of a termination of service for any reason other than death or disability or in connection with a change in control of Sound Financial Bancorp or the Bank, all non-vested awards would be canceled and the exercise period on the remaining unexercised, vested option awards would be reduced to three months.
Directors are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, industry conferences and continuing education seminars. Any incremental spousal costs in connection with those meetings, conferences and seminars are paid for by the directors personally. Sound Community Bank also pays the premiums on directors’ and officers’ liability insurance.

Board of Directors’ Meetings and Committees and Corporate Governance Matters
Director Independence. The Board has determined that six of our seven directors, Directors Myers, Haddad, Carney, Jones, Riojas and Sweeney, are “independent directors” as that term is defined in the NASDAQ Marketplace Rules (the “Nasdaq Rules”). Furthermore, the Board has determined that Corissa Porcelli, if elected as a director of the Company at the annual meeting of shareholders, will be an “independent director” as that term is defined in the Nasdaq Rules. The Board of Directors has made a subjective determination as to each of these individuals that no relationships exist that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the individuals and the Company with regard to each individual's business and personal activities as they may relate to the Company and its management. This included an analysis of their current employment status, any financial arrangements, such as loan and deposit relationships, they may have with the Bank, as well as their stock ownership in the Company.
Board Leadership Structure. The Board has placed the responsibilities of Chairman with an independent non-executive member of the Board which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman to lead our Board members as they provide oversight of our executive team. In addition to providing leadership to the Board, our Chairman facilitates communication among the directors; sets Board meeting agendas in consultation with the President and Chief Executive Officer (“CEO”); and presides at Board meetings and executive sessions. This delineation of duties allows the President and CEO to focus her attention on managing the day-to-day business of Sound Community Bank. We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the Company in the eyes of our customers, employees and other stakeholders.
Board Role in Risk Oversight. The Board of Directors is responsible for consideration and oversight of risks facing Sound Financial Bancorp and is responsible for ensuring that material risks are identified and managed appropriately. The Audit Committee meets quarterly, or more frequently as needed, with management in order to review our major financial risk exposures and the steps management is taking to monitor and control such exposures. Directors also serve on various committees that focus on major areas of risk for Sound Financial Bancorp and Sound Community Bank, which include but are not limited to those relating to loans, compensation and cybersecurity. Directors discuss risk and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports to the full Board of Directors.
Stock Pledging and Hedging Policies. Sound Financial Bancorp’s “Insider Trading Policy,” among other things, generally prohibits the Company’s directors and executive officers from holding Company stock in a margin account or pledging Company stock as collateral for a loan. An exception to this policy may occur where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. In addition, the policy prohibits directors, officers and employees of the Company from using any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities owned by the director, executive officer or employee.
Board Meetings and Committees. Meetings of Sound Financial Bancorp’s Board of Directors are generally held on a quarterly basis. The membership of Sound Community Bank’s Board of Directors is identical to Sound Financial Bancorp’s Board of Directors. Meetings of Sound Community Bank’s Board of Directors are generally held on a monthly basis. For the fiscal year ended December 31, 2023, the Board of Directors of Sound Financial Bancorp held four regular meetings and no special meetings, and the Board of Directors of Sound Community Bank held 10 regular meetings and no special meetings. During fiscal year 2023, no incumbent director attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.
The Board of Directors of Sound Financial Bancorp has standing Compensation, Audit and Nominating committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during the year ended December 31, 2023, is set forth below:
Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The Compensation Committee is responsible for: (i) determining and evaluating the compensation of the Chief Executive Officer and other executive officers; (ii) reviewing and monitoring existing compensation plans, policies and programs and recommending changes to the goals and objectives of these plans, policies and programs to the entire Board; and (iii) reviewing and recommending new compensation plans, policies and programs. The Compensation Committee also recommends to the Board of Directors any changes in the compensation structure for non-employee directors and conducts an annual performance review of the Chief Executive Officer. The Compensation Committee does not delegate its authority to any one of its members or any other person; however, Ms. Stewart does make recommendations to the Compensation Committee for all executive compensation, except her own.
The Compensation Committee is comprised of Directors Sweeney (chair), Jones, Haddad and Myers, each of whom is “independent” as that term is defined for compensation committee members in the Nasdaq Rules. The Compensation Committee is scheduled to meet at least once a year and on an as-needed basis. The Compensation Committee met five times during 2023.
Audit Committee. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to Sound Financial Bancorp specified by its Board of Directors. The Audit Committee also is responsible for the appointment, compensation, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors.
The current members of the Audit Committee are Directors Jones (chair), Riojas, Carney and Haddad. All members of the Audit Committee, in addition to being independent directors under the Nasdaq Rules, (i) meet the criteria for independence set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934 and (ii) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Debra Jones has had past employment experience in finance or accounting and/or requisite professional certification in accounting that results in her financial sophistication. The Board of Directors has determined that Ms. Jones meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” During 2023, the Audit Committee held four meetings.
Nominating Committee. Our Nominating Committee is comprised of Directors Haddad (chair), Riojas and Jones, each of whom is an independent director under the Nasdaq Rules. The Nominating Committee is scheduled to meet at least once a year and on an as-needed basis. The Nominating Committee met one time during 2023. The Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Nominating Committee. The nominees for election at the meeting identified in this document were recommended to the Board by the Nominating Committee. The Nominating Committee has the following responsibilities under its charter:

(i)	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
(ii)	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company's charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: (i) business experience, education, integrity, reputation, independence, conflicts of interest, diversity, and age; (ii) number of other directorships and commitments (including charitable obligations); (iii) tenure on the Board; (iv) attendance at Board and committee meetings: (v) stock ownership; (vi) specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy); (vii) residency and a commitment to the Company’s communities and shared values; and (viii) overall experience in the context of the needs of the Board as a whole. As a general rule, it is the desire of the Board of Directors that directors live and/or work in the communities served by the Company’s subsidiary bank;

(iii)	consider and evaluate nominations from shareholders using the same criteria as all other nominations;

(iv)	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and
(v)	perform any other duties or responsibilities expressly delegated to the Nominating Committee by the Board.
The Company does not currently have a formal diversity policy; however, as noted above, diversity is one of the factors that the Nominating Committee considers in identifying nominees for director. The Nominating Committee reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole when recommending nominees for the Board. The Nominating Committee has no predefined minimum criteria for selecting director nominees, although it believes that all directors should share qualities such as business experience, excellent decision-making ability, good judgment, personal integrity and outstanding reputation. In any given search, the Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Company’s Board and its perceived needs. However, during any search, the Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates.
The table below provides certain highlights of the current composition of our Board of Directors. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 18, 2024)
Total Number of Directors	7
	Female	Male	Non-Binary	Gender Undisclosed
Part I: Gender Identity
Directors	2	5
Part II: Demographic Background
African American or Black
Alaskan Native or American Indian
Asian
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	2	4
Two or More Races or Ethnicities
LGBTQ+	0
Did Not Disclose Demographic Background	0

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s bylaws, nominations for directors by shareholders must be made in writing and received by the Secretary of the Company at the Company’s principal executive offices no earlier than 120 calendar days prior to the meeting date and no later than 90 calendar days prior to the meeting date. If, however, less than 100 calendar days’ notice or public announcement of the date of the meeting is given or made to shareholders, nominations must be received by the Company not later than the close of business on the tenth calendar day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.
This description is a summary of our nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply, in full, with the procedures set forth in the Company’s charter and bylaws, as well as the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended. See “Additional Information - Shareholder Proposals and Other Information Regarding the 2025 Annual Meeting.”
Stock Ownership Guidelines. The Board of Directors believes the alignment of directors’ interests with those of shareholders is strengthened when Board members are also shareholders. Under the Company’s stock ownership guidelines, outside (non-employee) directors of the Company or its wholly-owned operating subsidiary, Sound Community Bank, are expected to own Sound Financial Bancorp common stock equal in value to at least $50,000 within two years of joining the Board (of which $10,000 should be owned within the first year of joining the Board). Share ownership for purposes of calculating compliance with these ownership guidelines do not include a director’s unexercised stock options or any shares of Company common stock that are pledged or otherwise encumbered. As of the date of this proxy statement, all of our current non-employee directors meet the stock ownership threshold.
Communications with Directors. Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Tyler K. Myers, Chairman of the Board of the Company, 2400 3rd Avenue, Suite 150, Seattle, Washington, 98121.
Attendance Policy at Annual Meetings. Although we do not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings. All directors attended last year’s annual shareholder meeting.
Committee Charters. The charters of the Audit, Compensation and Nominating Committees are posted on our website at www.soundcb.com under “Investor Relations - Governance Documents.”
Code of Ethics. We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees and our directors. You may obtain a copy of the code of ethics free of charge by writing to the Corporate Secretary of Sound Financial Bancorp, 2400 3rd Avenue, Suite 150, Seattle, Washington, 98121 or by calling (206) 448-0884. In addition, the code of ethics is available on our website at www.soundcb.com under “Investor Relations - Governance Documents.”

TRANSACTIONS WITH CERTAIN RELATED PERSONS
In the normal course of our business, we have engaged and expect to continue engaging through the Bank in ordinary banking transactions with our directors, executive officers, their immediate family members and their affiliated entities, including loans to such persons. Except as set forth below, there were no transactions of this nature, the amount of which exceeded $120,000 during 2023 or 2022.
Our directors, officers and employees are eligible for any type of credit offered by Sound Community Bank. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. In accordance with banking regulations, such loans to directors and executive officers are made on substantially the same terms as those available to Sound Community Bank’s employees generally. Such loans provide for a discount as to interest rate, consistent with the requirements of the Federal Reserve Board’s Regulation O – Loans to Executive Officers, Directors, and Principal Shareholders of Member Banks. When the director or executive officer leaves Sound Community Bank, these preferential rates return to market rates and terms in effect at the time of origination. Except as noted above, loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable loans with persons not related to Sound Community Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.
Set forth below is information regarding loans made with preferential interest rates, as compared to interest rates prevailing at the time of origination for comparable loans with persons not related to Sound Community Bank, to directors and executive officers during each of the last two fiscal years who had aggregate indebtedness to Sound Community Bank that exceeded $120,000.

Name	Nature of Transaction	Interest Rate	Largest Principal Balance 01/01/23 to 12/31/23	Principal Balance at 12/31/2023	Principal Paid 01/01/23 to 12/31/23	Interest Paid 01/01/23 to 12/31/23
Tyler Myers	Mortgage Loan	1.50%	$328,622	$307,780	$20,842	$4,786
Debra Jones	Mortgage Loan	2.00%	393,308	372,574	20,733	5,667
James E. Sweeney	Mortgage Loan	1.63%	274,386	255,870	18,516	4,180
Laura Lee Stewart	Mortgage Loan	2.75%	567,425	550,800	16,625	9,797
Heidi Sexton	Mortgage Loan	2.25%	515,602	498,933	16,669	9,937
Wes Ochs	Mortgage Loan	2.25%	360,905	349,925	10,980	6,961

Name	Nature of Transaction	Interest Rate	Largest Principal Balance 01/01/22 to 12/31/22	Principal Balance at 12/31/2022	Principal Paid 01/01/22 to 12/31/22	Interest Paid 01/01/22 to 12/31/22
Tyler Myers	Mortgage Loan	1.50%	$348,906	$328,622	$20,284	$5,639
Debra Jones	Mortgage Loan	1.38%	413,345	393,308	20,037	6,827
James E. Sweeney	Mortgage Loan	1.50%	292,433	274,386	18,047	4,867
Laura Lee Stewart	Mortgage Loan	1.75%	687,342	567,425	119,916	12,706
Heidi Sexton	Mortgage Loan	1.75%	531,723	515,602	16,122	11,104
Wes Ochs	Mortgage Loan	1.75%	371,438	360,905	10,533	7,763
Shelli Robb-Kahler serves as a branch manager of Sound Community Bank. Ms. Robb-Kahler is the sister of Ms. Stewart, who serves as President and Chief Executive Officer of the Company and the Bank. As a result of her employment with Sound Community Bank, Ms. Robb-Kahler received annual compensation of $154,197 in 2023 and $142,757 in 2022.

Executive Compensation
The following table summarizes the compensation paid to, or earned by, our President and Chief Executive Officer, and our two next highest compensated executive officers who were serving at the end of the fiscal year ended December 31, 2023 for services rendered in all capacities during the years ended December 31, 2023 and 2022. We use the term “named executive officers” in this document to refer to the persons listed in this table.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Laura Lee Stewart President and CEO	2023	$515,000	$16,052	$32,104	$20,394	$211,051	$222,357	$1,016,958
	2022	509,868	10,713	10,712	—	234,975	172,928	939,196

Heidi Sexton EVP/COO	2023	301,917	6,421	25,683	18,128	93,436	77,256	522,841
	2022	277,500	8,570	34,280	19,904	95,473	78,141	513,868

Wes Ochs EVP/CFO and CSO	2023	301,917	6,421	25,683	18,128	93,436	85,288	530,873
	2022	275,333	8,570	34,280	19,904	95,473	93,870	527,430
____________________________________
(1)Includes for 2023: (a) the grant date fair value, under FASB ASC Topic 718, of 400 shares, 160 shares and 160 shares of Company common stock granted to Ms. Stewart, Ms. Sexton and Mr. Ochs, respectively on January 27, 2023. Includes for 2022: (a) the grant date fair value, under FASB ASC Topic 718, of 250 shares, 200 shares and 200 shares of Company common stock granted to Ms. Stewart, Ms. Sexton, and Mr. Ochs, respectively, on January 28, 2022.
(2)Represents the grant date fair value, under FASB ASC Topic 718, (i) for 2023, of 800 shares of Company common stock granted to Ms. Stewart (which vest annually over two years beginning January 27, 2024) and 640 shares of Company common stock granted to each of Ms. Sexton and Mr. Ochs on January 27, 2023 (which vest annually over four years beginning January 27, 2024) and (ii) for 2022, of 250 shares of Company common stock granted to Ms. Stewart (which vested on January 28, 2023) and 800 shares of Company common stock granted to each of Ms. Sexton and Mr. Ochs on January 28, 2022 (which vest annually over four years beginning January 28, 2023). For additional information, see “- Outstanding Equity Awards at December 31, 2023” below.
(3)Reflects the value of stock options to purchase: (i) for 2023, 1,800 shares of Company common stock granted to Ms. Stewart and 1,600 shares of Company common stock granted to each of Ms. Sexton and Mr. Ochs on January 27, 2023 and (ii) for 2022, 2,000 shares of Company common stock granted to each of Ms. Sexton and Mr. Ochs, respectively, on January 28, 2022. The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the fair value of the stock option awards, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 14 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC. For additional information, see “- Outstanding Equity Awards at December 31, 2023” below.
(4)For additional information, see “- Annual Bonus Plan” below.
(5)The amounts reported for the year ended December 31, 2023, consist of the following (no named executive officer received personal benefits or perquisites exceeding $10,000 in the aggregate):

Description	Stewart	Sexton	Ochs
401(k) matching contribution	$5,823	$8,208	$8,078
Non-qualified deferred compensation plan contribution(a)	139,585	25,000	30,000
Payment for executive medical benefits	2,951	9,624	12,816
Payment for unused vacation not eligible for rollover	34,663	5,846	5,846
Employee stock ownership plan allocation	27,105	27,105	27,105
Parking allowance	1,770	—	—
Dividends on restricted stock	592	1,473	1,443
Matching charitable contribution(b)	9,868	—	—
Total	$222,357	$77,256	$85,288
____________________________________
(a)Non-qualified supplemental retirement contributions made by the Bank on behalf of the executive under the Bank’s non-qualified deferred compensation plan. The Bank's 2023 contribution for Ms. Stewart vests equally over three years commencing on February 1, 2023. The Bank's 2023 contributions for Ms. Sexton and Mr. Ochs vest equally over five years commencing on February 1, 2024. The contributions for 2023 represent decisions utilizing the prior year results. For additional information, see “- Non-qualified Deferred Compensation Plan” below.
(b)We annually match up to $10,000 in charitable contributions made by Ms. Stewart to charities of her choice that are tax-exempt organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “IRC”).

Outstanding Equity Awards at December 31, 2023
The following table sets forth information for each named executive officer concerning stock options and restricted stock held at December 31, 2023.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(5)
	Exercisable	Unexercisable

Laura Lee Stewart	3,502	—		$18.36	1/28/2025
	8,362	—		18.36	1/28/2025
	250	—		33.50	1/25/2029
	120	—		36.26	1/31/2030
	300	—		32.46	1/27/2031
	600	1,200	(1)	40.13	1/27/2033	800	(1)	$31,200

Heidi Sexton	2,500	—		28.34	1/27/2027
	1,400	—		35.27	11/19/2028
	1,500	—		33.50	1/25/2029
	1,080	270	(2)	36.26	1/31/2030	370	(2)	14,430
	1,140	760	(1)	32.46	1/27/2031	380	(1)	14,820
	800	1,200	(3)	42.85	1/28/2032	600	(3)	23,400
	320	1,280	(4)	40.13	1/27/2033	640	(4)	24,960

Wes Ochs	1,200	—		28.34	1/27/2027
	750	—		33.50	1/25/2029
	800	200	(2)	36.26	1/31/2030	330	(2)	$12,870
	1,140	760	(1)	32.46	1/27/2031	380	(1)	14,820
	800	1,200	(3)	42.85	1/28/2032	600	(3)	23,400
	320	1280	(4)	40.13	1/27/2033	640	(4)	24,960
_____________________________
(1)Vests in two equal annual installments on January 27, 2024 and 2025.
(2)Vests on January 31, 2024.
(3)Vests in three equal annual installments on January 28, 2024, 2025 and 2026.
(4)Vests in four equal annual installments on January 26, 2024, 2025, 2026 and 2027.
(5)Value is based on the $39.00 closing price of a share of Sound Financial Bancorp common stock on December 29, 2023.

Employment Agreement. On January 25, 2019, the Company and the Bank (collectively, the “Employers”), entered into an amended and restated employment agreement (the “Amended Employment Agreement”) with Ms. Stewart, President and Chief Executive Officer of the Employers. The Amended Employment Agreement amends and restates the amended and restated employment agreement entered into with Ms. Stewart on August 30, 2016.
The Amended Employment Agreement currently expires on December 31, 2025 as a result of the automatic renewal of its term for one additional year on January 1, 2024. On January 1 of each year, the term of the Amended Employment Agreement will be extended for a period of one additional year, unless either the Employers give notice to Ms. Stewart or Ms. Stewart gives notice to the Employers in writing at least 60 days prior to such date that the term of the Amended Employment Agreement will not be extended further. If any party gives timely notice that the term will not be extended as of any such January 1st, then the Amended Employment Agreement will terminate at the conclusion of its remaining term. The Amended Employment Agreement also provides that if a change in control of the Company or the Bank occurs during the term of the Amended Employment Agreement, then the term will be extended to the extent necessary so that it expires no earlier than the one-year anniversary of the date of the change in control. This ensures that the cash severance under the Amended Employment Agreement is at least one times Ms. Stewart’s salary.
Ms. Stewart's minimum annual base salary under the Amended Employment Agreement is $413,231, her base salary for 2019 as established by the Compensation Committee of the Board of Directors of the Company. The amount of her annual salary is reviewed by the Compensation Committee each year. The Amended Employment Agreement provides for: no salary reductions; participation in bonus plans, retirement plans, group insurance and other benefits provided to full time Bank employees generally and in which executive officers participate; and reimbursement of expenses incurred by Ms. Stewart in performing services for the Employers.
Under the Amended Employment Agreement, if Ms. Stewart's employment is terminated for any reason other than cause, death, retirement, or disability, or if she resigns following certain events such as relocation or demotion, she will be entitled to receive for the remaining term of the Amended Employment Agreement: (i) her salary and (ii) at no premium cost to Ms. Stewart, the same group health benefits and other group insurance and group retirement benefits as Ms. Stewart would have received had she continued to be employed by the Employers, to the extent that the Employers can do so under the terms of applicable plans as are maintained by the Employers for the benefit of their executive officers from time to time. All of the foregoing payments are subject to cut-back to the extent the payments are deemed "parachute payments" under Section 280G of the IRC.
Annual Bonus Plan. Our named executive officers participate in an annual incentive bonus plan (“Annual Bonus Plan”), which provides for annual cash bonuses to designated senior managers, including all the named executive officers, upon the achievement of performance goals established by the Board of Directors based on the recommendation of the Compensation Committee. The participants’ bonuses are based 50% on meeting quantitative goals and 50% on meeting qualitative goals. The quantitative goals are based on overall corporate performance and include performance factors relating to asset size, capital level, delinquency ratio, return on assets, levels of non-interest income and non-interest expense, net interest margin, and the ratio of certificate of deposit balances to total deposits. The qualitative goals are non-financial corporate goals that require leadership of senior management and are ranked based on their relative importance to our operations. The performance goals are the same for all participants. Under the Annual Bonus Plan, Ms. Stewart, Ms. Sexton and Mr. Ochs are entitled to receive a bonus of up to 50.0%, 37.5% and 37.5%, respectively, of their base salary, depending on how actual performance compares with the pre-established quantitative and qualitative corporate performance goals. Based on the Company’s actual performance compared to the pre-established corporate performance goals for 2023, prior to the earnings override adjustment discussed below, Ms. Stewart, Ms. Sexton and Mr. Ochs earned a bonus of 49.32%, 36.99% and 36.99%, respectively, of their base salary.
The bonus percentages earned by the participants are subject to upward or downward adjustment by up to 50%, based on the percentage that actual net income is above or below the targeted net income as set by the Board of Directors (“Earnings Override Adjustment”). The Earnings Override Adjustment for 2023 resulted in a 16.9% downward adjustment in the bonus percentages earned. Accordingly, for the year ended December 31, 2023, Ms. Stewart, Ms. Sexton and Mr. Ochs earned bonuses of 40.98%, 30.74% and 30.74% of base salary, respectively. The bonus amount earned by each of the named executive officers for 2023 is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
Supplemental Executive Retirement Plans. The Company maintains two supplemental executive retirement plans for the benefit of Ms. Stewart, which are intended to be unfunded, non-contributory defined benefit plans maintained primarily to provide her with supplemental retirement income. The first supplemental executive retirement plan (“SERP 1”) became effective as of August 14, 2007. The second supplemental executive retirement plan (“SERP 2”) became effective as of December 30, 2011, at which time the benefits under SERP 1 were frozen. At that time, the Company also entered into a Confidentiality, Non-Competition, and Non-Solicitation Agreement with Ms. Stewart, which is discussed below.
Under the terms of SERP 1, as amended, Ms. Stewart is entitled to receive $53,320 per year for life commencing on the first day of the month following her separation from service (as defined in SERP 1) for any reason from Sound Community Bank, subject to a six-month delay if required by Section 409A of the IRC. No payments will be made under SERP 1 in the event of Ms. Stewart’s death and any payments that have commenced will cease upon death. In the event Ms. Stewart is involuntarily terminated in connection with a change in control

(as defined in SERP 1), she will be entitled to receive the annual benefit described in the first sentence of this paragraph commencing upon such termination, subject to a six-month delay if required by Section 409A of the IRC.
Under the terms of SERP 2, as amended, upon Ms. Stewart's termination of employment with Sound Community Bank for any reason other than death, she will be entitled to receive additional retirement benefits each month for life commencing on the first day of the month following her separation from service (as defined in SERP 2) from Sound Community Bank, subject to a six-month delay if required by Section 409A of the IRC. The additional retirement benefits will equal the amount payable from the annuity underlying SERP 2, which benefits would equal $99,450 per year as of December 31, 2023. In the event of Ms. Stewart's death prior to the commencement of the additional retirement benefits, her beneficiary will be entitled to a single lump sum payment within 90 days thereafter in an amount equal to the Bank's accrual for her retirement benefit under SERP 2 as of the date of death, or approximately $1.1 million at December 31, 2023. If a change in control occurs (as defined in SERP 2), Ms. Stewart will receive her full retirement benefit under SERP 2 commencing upon the first day of the month following her separation from service from Sound Community Bank, subject to a six-month delay if required by Section 409A of the IRC.
Confidentiality, Non-Competition, and Non-Solicitation Agreement. On December 13, 2019, the Bank entered into an Amended and Restated Confidentiality, Non-Competition, and Non-Solicitation Agreement (the “Amended Non-Compete Agreement”) with Ms. Stewart. The Amended Non-Compete Agreement amends and restates the Confidentiality, Non-Competition, and Non-Solicitation Agreement between the Bank and Ms. Stewart as originally adopted effective December 30, 2011, as amended and restated on November 23, 2015 and January 25, 2019 (the “Prior Non-Compete Agreement”).
The Amended Non-Compete Agreement provides that the term of the non-compete and non-solicitation periods applicable to Ms. Stewart is a fixed period of 18 months from the date of Ms. Stewart’s separation from service with the Company and the Bank (the “Restricted Period”). Under the terms of the Amended Non-Compete Agreement, upon Ms. Stewart's termination of employment by the Bank for cause or voluntarily by Ms. Stewart (other than for good reason), Ms. Stewart will be entitled to receive a bi-monthly payment, in an amount equal to Three Thousand Five Hundred Forty-Two Dollars ($3,542), which amount shall be paid in equal bi-monthly payments during the Restricted Period beginning on the fifth day of the month following her separation from service with the Bank. Upon Ms. Stewart’s termination of employment with the Bank for any reason other than set forth in the preceding sentence, she will be entitled to receive an amount equal to 150% of the aggregate of the sum of her then-base salary plus the average of her past three years short term bonus pay, or approximately $973,213 at December 31, 2023, payable in 12 monthly installments beginning on the first day of the month following her termination. If Ms. Stewart breaches any of the covenants contained in the Amended Non-Compete Agreement, her right to any of the payments specified above after the date of the breach shall be forever forfeited. Notwithstanding the foregoing, under her Amended Non-Compete Agreement, if Ms. Stewart’s employment with the Bank is involuntarily terminated or she terminates her employment with the Bank for good reason at any time within 24 months following a change in control, Ms. Stewart will be entitled to receive an amount equal to 150% of the aggregate of the sum of her then-base salary plus the average of her past three years’ short term bonus, payable in a lump sum.
Change in Control Agreement. We have entered into change in control agreements with a number of our officers, including Ms. Sexton and Mr. Ochs. These agreements remain in effect until canceled by either party, upon at least 12 months prior written notice to the other party.
Under the terms of the change in control agreement, the executive is entitled to a change of control payment from the Company if he or she is involuntary terminated (as defined in the agreement) concurrently with or within 12 months following a change in control (as defined in the agreement). In such an event, the executive is entitled to receive a cash payment equal to two times his or her then current annual base salary. The change in control agreements also provide that for a period ending at the earlier of (i) twenty-four (24) months after the effective date of the executive’s termination or (ii) the date of the executive’s full time employment by another employer that provides substantially similar benefits, at no premium cost to the executive, the Company shall maintain the same group health benefits and other group insurance and group retirement benefits as the executive would have received had he or she continued to be employed by the Company and/or the Bank, to the extent that the Company and the Bank can do so under the terms of applicable plans as are maintained by the Company and the Bank for the benefit of its executive officers from time to time. All of the above payments that would be made in connection with a change of control are subject to cut-back to the extent the payments are deemed “parachute payments” under Section 280G of the IRC.

Nonqualified Deferred Compensation Plan. The Bank adopted a nonqualified deferred compensation plan effective on January 1, 2017, which was amended on April 1, 2020 to include employer contributions with additional vesting schedules and start dates for vesting periods (the “NQDC Plan”). The purpose of the NQDC Plan is to provide a select group of management or highly-compensated employees of the Bank with an opportunity to defer the receipt of up to eighty percent (80%) of their annual base salary, bonus, performance-based compensation and any commission income and to assist the Bank in attracting, retaining and motivating employees of high caliber and experience. In addition to elective deferrals, the Bank may make discretionary and other contributions to be credited to the account of any or all participants, subject to the vesting requirements set forth in the NQDC Plan. For discretionary contributions made by the Bank for 2023 to our named executive officers, including the vesting schedules for such officers, see “- Summary Compensation Table” and Note (5) thereto.
Each participant’s deferred compensation account is credited with an investment return determined as if the account was invested in one or more investment funds. Each participant elects the investment funds in which his or her account shall be deemed to be invested. Distributions of vested account balances are made upon death, disability, separation from service, or a specified in-service date unforeseeable emergency. Distributions shall be made in a single cash payment or, at the election of the participant, in annual installments for a period of up to ten (10) years in the case of a separation from service and in annual installments for a period of up to five (5) years in the case of an in-service distribution.
The obligations of the Bank under the NQDC Plan are general unsecured obligations of the Bank to pay deferred compensation in the future to eligible participants in accordance with the terms of the NQDC Plan from the general assets of the Bank, although the Bank may establish a trust to hold amounts which the Bank may use to satisfy NQDC Plan distributions from time to time. Distributions from the NQDC Plan are governed by the IRC and the NQDC Plan. The Company may, at any time, in its sole discretion, terminate the NQDC Plan or amend or modify the NQDC Plan, in whole or in part, except that no such termination, amendment or modification shall have any retroactive effect to reduce any amounts deemed to be accrued and vested prior to such amendment.
Deferred Compensation Account. The Bank maintains a deferred compensation account for the benefit of Ms. Stewart, which account was established in 1994 in connection with an incentive plan which is no longer active. Ms. Stewart became fully vested in her benefits under this plan as of January 2005. Pursuant to the terms of the plan, payments in an amount equal to the fair market value of the assets in the deferred compensation account shall be made to Ms. Stewart (or to her designated beneficiary in the event of her death) in 120 equal monthly installments commencing on the last day of the month following the month in which her employment with the Bank is terminated. In the event of the death of Ms. Stewart and her designated beneficiary prior to the account being fully paid, the remaining value of the account shall be paid in a lump sum to the beneficiary’s estate. The assets in the deferred compensation account consist of cash which is held in a certificate of deposit at the Bank and earns interest at market rates. At December 31, 2023, the deferred compensation account had a fair market value of $113,294.
Equity Incentive Plans. We maintain equity incentive plans that provide for the grant or award of stock options, stock appreciation rights, restricted stock and restricted stock units to our directors, advisory directors, officers and other employees. The Compensation Committee administers the plans, determines participant eligibility, grants awards and sets the terms of awards. Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to our success and growth. The exercise price of options awarded must be no less than the fair market value of a share of Sound Financial Bancorp’s common stock on the date of grant. Restricted stock awards and options granted pursuant to the Company’s equity incentive plans generally (i) are subject to a vesting period and (ii) accelerate vesting in the event of the participant’s death or disability or a change in control of Sound Financial Bancorp or Sound Community Bank. In the event of a termination of service, other than in connection with death, disability or a change in control, all non-vested awards typically would be canceled.

Pay versus Performance
The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2023, 2022 and 2021 and certain measures of our financial performance for those years.

Year	Summary Compensation Table Total for PEO (1)	Compensation "Actually Paid" to PEO (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (3)	Average Compensation "Actually Paid" to Non-PEO Named Executive Officers (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (5)	Net Income (6)
						(In thousands)
2023	$1,016,958	$1,016,690	$526,857	$527,026	$129.91	$7,439
2022	939,196	938,320	520,649	517,564	128.38	8,804
2021	767,736	771,536	430,497	473,523	141.04	9,156
(1)Represents the total compensation of our principal executive officer (“PEO”), Ms. Stewart, as reported in the Summary Compensation Table for each year indicated. Ms. Stewart was the only person who served as our PEO during those years.
(2)Represents the “compensation actually paid” to Ms. Stewart, as calculated in accordance with Item 402(v) of Regulation S-K. The following table presents the adjustments made to Ms. Stewart’s Summary Compensation Table total for each year to determine her compensation actually paid.

Adjustments to Determine Compensation "Actually Paid" to PEO	2023	2022	2021
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(32,104)	$(10,712)	$—
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(20,394)	—	(1,692)
Increase for fair value as of the end of the covered year of awards granted during the covered year that remained outstanding and unvested as of the end of the covered year	44,784	9,818	1,990
Increase for fair value at the vesting date of awards granted during the covered year that vested during the covered year	6,798	—	564
(Deduction)/increase for the change in fair value from the prior year-end to the end of the covered year of awards granted prior to the covered year that were outstanding and unvested as of the end of the covered year	(12)	(16)	2,101
Increase for the change in fair value from the prior year-end to the vesting date of awards granted prior to the covered year that vested during the covered year	660	34	837
Total Adjustments	$(268)	$(876)	$3,800
(3)Represents the average of the total compensation of each of our non-PEO named executive officers (Ms. Sexton and Mr. Ochs), as reported in the Summary Compensation Table for each year indicated. Ms. Sexton and Mr. Ochs were our only non-PEO named executive officers for those years.
(4)Represents the average of the compensation actually paid to our non-PEO named executive officers, as calculated in accordance with Item 402(v) of Regulation S-K. The following table presents the adjustments made to the average of the non-PEO named executive officers’ Summary Compensation Table totals for each year to determine their average compensation actually paid.

Adjustments to Determine Average Compensation "Actually Paid" to Non-PEO Named Executive Officers	2023	2022	2021
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(25,683)	$(34,280)	$(24,670)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(18,128)	(19,904)	(10,716)
Increase for fair value as of the end of the covered year of awards granted during the covered year that remained outstanding and unvested as of the end of the covered year	39,450	49,528	48,564
Increase for fair value at the vesting date of awards granted during the covered year that vested during the covered year	3,626	3,981	2,143
(Deduction)/increase for the change in fair value from the prior year-end to the end of the covered year of awards granted prior to the covered year that were outstanding and unvested as of the end of the covered year	(213)	(3,083)	26,649
Increase for the change in fair value from the prior year-end to the vesting date of awards granted prior to the covered year that vested during the covered year	1,118	673	1,057
Total Adjustments	$169	$(3,085)	$43,027
(5)Represents the cumulative two-year total return to shareholders of our common stock and assumes that the value of the investment was $100 on December 31, 2021, and that the subsequent dividends were reinvested. The stock price performance included in this column is not necessarily indicative of future stock price performance.
(6)Represents our reported net income for each year indicated.
The following graphs show the relationship between the compensation actually paid to our PEO and the average of the compensation actually paid to our other named executive officers to our total shareholder return and net income over the three most recently completed fiscal years.

Compensation "Actually Paid" to Total Shareholder Return
$1,250,000
$1,000,000
$750,000
$500,000
$250,000
$150.00
$125.00
$100.00
$75.00
$50.00
$25.00
$—
$141.04
$128.38
$129.91
$771,536
$938,320
$1,016,690
$473,523
$517,564
$527,026
12/31/21
12/31/22
12/31/23
Total Shareholder Return
Compensation "actually paid" to the PEO
Average compensation "actually paid" to the Non-PEO named executive officers

Compensation "Actually Paid" to Net Income
$1,250,000
$1,000,000
$750,000
$500,000
$250,000
$10,000,000
$7,500,000
$5,000,000
$2,500,000
$—
$9,156,000
$8,804,000
$7,439,000
$1,016,690
$938,320
$771,536
$527,026
$517,564
$473,523
12/31/21
12/31/22
12/31/23
Net income
Compensation "actually paid" to the PEO
Average compensation "actually paid" to the Non-PEO named executive officers

PROPOSAL 2 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC's implementing rules, we are including in this proxy statement and will present at the annual meeting an advisory (non-binding) vote on executive compensation, commonly known as a “say-on-pay” proposal. This proposal gives shareholders the opportunity to endorse or not endorse the compensation of the Company's named executive officers, as disclosed in this proxy statement. This proposal will be presented at the annual meeting as a resolution in substantially the following form:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.
This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty to the Board. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. The say-on-pay vote at our annual meeting of shareholders held in 2023, which related to our 2022 executive compensation, was approved by approximately 95.0% of shareholder votes cast.
The Dodd-Frank Act requires that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with shareholders having the choice of every 1 Year, 2 Years or 3 Years. We held our last frequency vote in 2018, and the most votes were received for a frequency of every 1 year. Our Board of Directors determined, in light of those results, that we would include a say-on-pay vote in our annual meeting proxy materials every 1 year until the next required say-on-pay frequency vote is held, which will be at the upcoming annual meeting. See “Proposal 3 – Advisory (Non-binding) Vote on the Frequency of Future Advisory Votes on Executive Compensation.”
The Board of Directors recommends shareholders vote FOR this proposal.
PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Act, in addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, we are required this year to include in this proxy statement and present at the annual meeting a non-binding shareholder vote on whether an advisory vote on executive compensation should be held every 1 Year, 2 Years or 3 Years.

The Board recognizes the importance of receiving regular input from shareholders on important issues such as executive compensation. The Board also believes that a well-structured compensation program should include features that drive the creation of shareholder value over the long term, as well as the short term. While acknowledging that some shareholders may believe that the effectiveness of a compensation program that focuses on long-term as well as short-term interests of the Company and its shareholders cannot be evaluated on an annual basis, the Board believes that it should receive advisory input annually from the Company’s shareholders. Our shareholders have been provided with the opportunity to cast an advisory vote on executive compensation since 2018, and the Board values the opinions expressed by shareholders in these votes.

Shareholders have the opportunity to choose among four options (holding the advisory vote on executive compensation every 1 Year, 2 Years, or 3 Years or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation Committee may take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends shareholders vote for a “say on pay” frequency of “1 YEAR.”

REPORT OF THE AUDIT COMMITTEE
The information contained in this report shall not be deemed to be “soliciting materials” or to be filed with the SEC, nor shall said information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding the incorporation by reference of this proxy statement into any such filing.
The Audit Committee has reviewed and discussed the audited financial statements of Sound Financial Bancorp, Inc. for the fiscal year ended December 31, 2023, with management. The Audit Committee has discussed with Moss Adams, LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC with Audit Committees.
The Audit Committee has also received the written disclosures and the letter from Moss Adams, LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Moss Adams, LLP its independence.
Based on the Audit Committee's review and discussions noted above, it recommended to the Board of Directors that Sound Financial Bancorp’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
The foregoing report is furnished by the Audit Committee of the Board of Directors:
Debra Jones, Chair Robert Carney Rogelio Riojas David Haddad

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors appointed Moss Adams, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and is soliciting the shareholders' ratification of that selection.
Shareholder ratification of the Audit Committee’s selection of Moss Adams, LLP is not required because the Audit Committee has responsibility for selection of our independent registered public accounting firm, and such ratification is not required by the Company's bylaws or otherwise. The Company believes, however, that requesting that shareholders ratify the selection of Moss Adams, LLP is appropriate as a matter of good corporate governance, and the Audit Committee may take the results of the vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment and may retain Moss Adams, LLP or another independent registered public accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different firm as the Company's independent registered public accounting firm at any time during the year.
A representative of Moss Adams, LLP is expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.
The Board of Directors recommends shareholders vote “FOR” this proposal.

Principal Accountant Fees and Services
During the fiscal years ended December 31, 2023 and 2022, Moss Adams, LLP provided various audit services to Sound Financial Bancorp and Sound Community Bank. These services included: (1) the audit of our annual financial statements and review of the financial statements included in Sound Financial Bancorp’s filings with the SEC; (2) consultation on accounting matters; and (3) professional services.

	Year Ended December 31,
	2023	2022
Audit Fees	$274,500	$239,500
All Other Fees	34,500	17,500
Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements; quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with the Company’s other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards.
All Other Fees are fees related to an annual audit of the Bank’s 401 (k) plan for the years ended December 31, 2023 and 2022 and the audit of the Company's Employee Stock Ownership Plan for the year ended December 31, 2023.
No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees,” and “All Other Fees,” for 2023 and 2022.
Our Audit Committee has determined that the services provided by Moss Adams, LLP as set forth herein are compatible with maintaining Moss Adams, LLP’s independence.
    Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

ADDITIONAL INFORMATION
Proxy Solicitation Costs
The Company will pay the costs of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telephone or other means, without additional compensation.
Shareholder Proposals and Other Information Regarding the 2025 Annual Meeting
In order to be eligible for inclusion in Sound Financial Bancorp’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received in writing at Sound Financial Bancorp’s executive office at 2400 3rd Avenue, Suite 150, Seattle, Washington 98121, no later than December 19, 2024. If, however, the date of next year's annual meeting of shareholders is before April 29, 2025 or after June 28, 2025, any such proposal must be received at the Company's executive office a reasonable time before the Company begins to print and send its proxy materials for that meeting to be eligible for inclusion in those proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and to the Company’s charter and bylaws.
In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company’s proxy materials for its next annual meeting of shareholders, the Company’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting.  In order to be eligible for presentation at the Company’s next annual meeting of shareholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6(a) of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on January 29, 2025 and not later than the close of business on February 28, 2025.  If, however, the date of the next annual meeting is before May 9, 2025 or after July 28, 2025, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th calendar day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th calendar day before the date of the next annual meeting or the tenth calendar day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.
Nominations of persons for election to the Company’s Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice and information procedures set forth in the Company’s bylaws. Pursuant to Article I, Section 6(b) of the Company’s bylaws, nominations for directors by shareholders in connection with the Company’s next annual meeting must be made in writing and received by the Secretary of the Company at the Company’s executive office not less than 90 calendar days or more than 120 calendar days prior to the date of the Company’s next annual meeting. If, however, less than 100 calendar days’ notice or public announcement of the date of the meeting is given or made to shareholders, nominations must be received by the Company not later than the close of business on the tenth calendar day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. Nominations must be accompanied by certain information specified in Article I, Section 6(b) of the Company’s bylaws.
Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with the Company’s next annual meeting of shareholders must also provide notice to the Company that contains the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended, no later than March 30, 2025. If, however, the date of the Company’s next annual meeting of shareholders is before April 29, 2025 or after June 28, 2025, this notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company. The notice required by Rule 14a-19(b) is in addition to the advance notice required under Article I, Section 6(b) of the Company’s bylaws for shareholders desiring to submit director nominations.

Form 10-K
This proxy statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC (excluding exhibits).  We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements. Although the Annual Report is being provided to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference. To request a copy of the 10-K with exhibits, or to obtain a copy of our 2023 Annual Report, call or write to: Wes Ochs, Chief Financial Officer, Sound Financial Bancorp, Inc., 2400 3rd Avenue, Suite 150, Seattle, Washington 98121; tel. (206) 436-8587. Alternatively, copies of these documents may be obtained from our website, www.soundcb.com, by clicking “Investor Relations.”
Other Matters
We are not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matter should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

SOUND FINANCIAL BANCORP, INC.
SOUND FINANCIAL BANCORP, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 28, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 28, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42081-P09443

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUND FINANCIAL BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Debra Jones
02) Corissa B. Porcelli
03) Rogelio Riojas

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Advisory (non-binding) vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

NOTE: In their discretion, the proxies are authorized to vote on any other business that may come before the Annual Meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt from Sound Financial Bancorp, Inc. prior to the execution of this proxy, of Notice of the Annual Meeting, a Proxy Statement dated April 18, 2024 and Sound Financial Bancorp, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V42082-P09443

REVOCABLE PROXY

SOUND FINANCIAL BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 29, 2024

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The signer(s) on the reverse side hereby appoint(s) the Board of Directors of Sound Financial Bancorp, Inc. with full powers of substitution, to act as attorneys and proxies, to vote all shares of common stock of Sound Financial Bancorp, Inc. which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 29, 2024 in Sound Community Bank's offices located at 2400 3rd Avenue, Suite 150, Seattle, Washington, at 10:00 a.m., Pacific Time. The Board of Directors is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.

This proxy, when properly executed, will be voted as directed. If this proxy is signed and dated and no instructions are specified, this proxy will be voted "FOR" proposals 1, 2 and 4, and for "1 YEAR" on proposal 3, as set forth on the reverse side. Should a nominee be unable to serve as director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors of Sound Financial Bancorp, Inc. If any other business is presented at the Annual Meeting, this proxy will be voted by the majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued and to be signed on reverse side